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                                                                    Exhibit 10.4

                          LETTERHEAD OF FRONTLINE.NET

[LOGO] Frontline.net
       Effortless Ecommerce & Internet Access


                         One Blue Hill  Plaza       Phone  (914) 623-8553
                         P.O. Box 1548              Fax (914) 623-8669
                         Pearl River, NY  10965     E-mail  frontline@fcc.net

                         September 20, 1999


Mr. Jodie Jackson
5319 Washington Blvd.
Jersey City, NJ

Dear Mr. Jackson:

         This will confirm the terms of your employment with Frontline Communications Corp. (the "Company"). You agree to serve on a full-time basis as the General Manager and Chief Operating Officer for a period of one year commencing as of the above date (the "Term"), unless earlier terminated pursuant hereto. You shall perform your duties to the satisfaction of the Board of Directors and in furtherance of the business and activities of the Company, such work to be performed primarily at the Company's office located in Pearl River, New York; it being understood that you may be required to travel in connection with the business of the Company. During the Term, you shall report as the Board of Directors directs.

         During the Term of this Agreement, you shall be compensated at the salary rate of $110,000 per annum, payable bi-weekly. You shall be provided with the Company's existing health insurance plan, at a cost to you of no more than that paid by other Executive level employees (currently being 5% of the cost of such coverage). You shall be entitled each calendar year to a vacation of twenty
(20) weekdays, no two of which need be consecutive, during which time compensation shall be paid in full. The Company shall not be required to compensate you for Vacation days not taken by you in any given year, and you may not accrue or accumulate unused vacation days in subsequent years. You shall endeavor in good faith to schedule such vacation leave at times and in a manner which does not unreasonably impede the operation of the Company.

         In addition hereto, upon execution of this agreement you shall be issued fifty thousand (50,000) of the Company's stock options, which shall vest in accordance with the Stock Option Agreement executed simultaneously herewith.

         All expenses incident to the rendering of services reasonably incurred on behalf of the Company during the Term of this Agreement shall be paid by the Company in accordance with Company's expense policy. Additionally, Employee shall have use of a Company mobile telephone for Company business and use of a Company laptop. Employee shall be entitled to a $400 per month car allowance.
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         Upon a change in the ownership or effective control of the Company, you shall be paid, as additional compensation, an amount equal to 295% of your annual base salary at the time of any such change in ownership or effective control of the Company. Such amount shall be paid within thirty (30) days of the happening of such change in ownership or effective control of the Company. You shall have the right, at any time following a change in the ownership or effective control of the Company, to terminate this employment agreement, upon fourteen (14) written notice to the Company.

         For purposes of the preceding paragraph, a "change in the ownership or effective control of the Company" shall mean the happening of any of the following events:

         (1). Any person (as that term is defined in Section 13(d) of the Securities and Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Company's then outstanding voting securities, or such lesser amount as is sufficient to obtain a controlling interest in the Company;

         (2). In any one year period, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a least a majority thereof at or prior to the conclusion of such one year period;
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         (3). The sale, transfer and/or assignment of a substantial portion of the assets of the Company.


         Your employment may be terminated: (i) for cause (as hereinafter defined); (ii) in the event of your death; or (iii) your inability, by reason of physical or mental disability, to continue to substantially perform your duties for a period of 90 consecutive days. In any such event, the Company shall compensate you through the date of termination.

         For purposes of this Agreement, the Company shall have "cause" to terminate your employment upon (i) the failure to satisfactorily perform your duties under this Agreement, (ii) your engagement in criminal misconduct (including embezzlement and criminal fraud) which is injurious to the Company, monetarily or otherwise, (iii) your conviction of a felony or (iv) your gross negligence.

         You agree that you will not, during the period of your employment and for a period of two years following such employment, directly or indirectly (i) use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by you during your employment by the Company, provided, however, that you are prohibited from misappropriating any trade secret at any time during or after the termination of employment; or (ii) within any county (or adjacent county) in any State within the United States engage, have an interest in or render any services to any business competitive with the Company's business activities; or (iii) take any action which constitutes an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitation of the Company's customers or employees. At no time during the Term of this Agreement or thereafter shall you, directly or indirectly, disparage the commercial, business or financial reputation of the Company.

         You agree that the Company would be irreparably injured in the event of a breach by you of any of your obligations under the preceding paragraph, that monetary damages would not be an adequate remedy for any such breach, and the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

         You agree that you will not at any time during or after the termination of your employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by you during your employment with the Company.
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         You hereby further acknowledge that all inventions, innovations, improvements, or other works of authorship you may conceive or develop in the course of performing services for the Company, or as a result of such work, whether or not they are eligible for patent, trademark, trade secret, or other legal protection (collectively, "Work Product") will be the sole and exclusive property of the Company. You hereby irrevocably (i) assign, transfer and convey to the Company all right, title and interest in the Work Product (including any related rights of reproduction) and (ii) assign, transfer and convey, and waive and agree never to assert, with respect to any Work Product even after termination of employment hereunder, any and all rights you may have to claim authorship of Work Product, to object to or prevent any modification of any Work Product, to withdraw from circulation or control the publication or distribution of any Work Product, and any similar right, existing under judicial or statutory law of any country in the world. You agree to execute such further documents and to do such further acts, at the Company's expense, as may be necessary to perfect the foregoing assignment and to protect the rights of the Company in the Work Product. In the event you fail or refuse to execute such documents, you hereby appoint the Company as your attorney-in-fact (this appointment to be irrevocable and a power coupled with an interest) to act on your behalf and to execute such documents.

         If any of the provisions of this Agreement shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

         All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated above, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

         This agreement may be extended for additional periods upon the mutual agreement by the parties, in which event the parties agree to enter into good faith negotiations with respect to salary, bonus provisions and such other terms and conditions as the parties may agree).

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
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         You represent that the execution of this Agreement and the discharge of your obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between you and any other party.

                                Very truly yours,

                                FRONTLINE COMMUNICATIONS CORP.


                                By: /s/ Stephen J. Cole-Hatchard
                                    --------------------------------------------
                                        Stephen J. Cole-Hatchard
                                        President/CEO

AGREED TO AND ACCEPTED:


/s/ Jodie Jackson
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Jodie Jackson